Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2012, relating to the consolidated financial statements and financial statement schedule of Bel Fuse Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

New York, NY
March 26, 2012